EXHIBIT 2

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 1995


OFFICE PURCHASE AND ASSUMPTION AGREEMENT
BETWEEN PEOPLES BANK AND BANK ONE, ATHENS, N.A.

Dated December 14, 1995


OFFICE PURCHASE AND ASSUMPTION AGREEMENT
- ----------------------------------------

This Office Purchase and Assumption Agreement (the "Agreement" herein), made and entered into this 14th day of December, 1995, by and between The Peoples Bank and Trust Company of Marietta, Ohio, an Ohio banking corporation with its principal office at 138 Putnam St., Marietta, Ohio 45750 (hereinafter called "Peoples") and Bank One, Athens, National Association, a national banking association with its principal office at 2 South Court Street, Athens, Ohio 45701 (hereinafter called "BANK ONE").

WHEREAS, Peoples desires to purchase and assume from BANK ONE, and BANK ONE desires to sell and assign to Peoples certain assets and liabilities associated with offices of BANK ONE in Gallipolis, Pomeroy, and Rutland, Ohio, as hereinafter described;

NOW, THEREFORE, in consideration of the premises hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Peoples and BANK ONE hereby agree as follows:


1.	PURCHASE AND ASSUMPTION.
   ------------------------

   1.01 	 Purchase and Sale of Assets.  At the Closing, as defined
in Section 6.01 hereof (the "Closing"), Peoples shall purchase and acquire and BANK ONE shall sell and assign the real estate and other assets described in Section 1.02 hereof (collectively, the "Assets") all of which are used in and/or relate to business conducted by BANK ONE at its branch offices known as and located at:

			(a)	352 2nd Ave., Gallipolis, Ohio (the "Gallipolis Branch");

			(b)	Court and 2nd Street, Pomeroy, Ohio (the "Pomeroy
Branch"); and

			(c)	Salem Street, Rutland, Ohio (the "Rutland Branch")

  		pursuant to the terms and conditions set forth herein and subject to exceptions, if any, set forth herein. The foregoing offices are hereinafter sometimes collectively referred to as the "Offices" and each, individually, sometimes as an "Office."
The transactions contemplated by this Agreement and the purchase of assets and assumption of liabilities provided for herein is sometimes referred to herein as the "Acquisition."

 		1.02 Transfer of Assets. Subject to the terms and conditions of this Agreement, BANK ONE shall assign, transfer, convey and deliver to Peoples, on and as of the Closing on the Closing
Date, as defined in Section 6.01 hereof, the Assets, which shall include the following:

			(a)	Owned Real Estate.  All of BANK ONE's right, title and
interest in and to the real estate described in attached
Schedule A on which an Office is situated, together with all of
BANK ONE's rights in and to all improvements thereon; and all easements rights, privileges and appurtenances associated
therewith (the "Owned Real Estate");

			(b) Furniture and Equipment.  All of BANK ONE's right, title and interest in and to the furniture, fixtures and equipment, excluding the teller calculators, CRTs, controller and printer and signs, printed supplies and documents bearing the BANK ONE name and/or logo, owned by BANK ONE and located at the Offices, but specifically including that listed on Schedule C attached hereto (the "Fixed Assets");

			(c)	Safe Deposit Business.  All right, title and interest of
BANK ONE in and to the safe deposit business (subject to the allocation of safe deposit rental payments as provided in
Section 1.03(c)(ii) hereof) located at the Offices as of the close of business on the Closing Date;

			(d)	Cash on Hand.  All cash on hand at the Offices as of the
close of business on the Closing Date including vault cash,
petty cash, ATM cash and tellers' cash;

			(e)	Prepaid Expenses.  All prepaid expenses recorded or
otherwise reflected on the books of BANK ONE as at October 31,
1995, or incurred in the ordinary course of business thereafter, as being attributable to the Offices as of the close of business on the day immediately preceding the Closing Date, but only to the extent attributable to the Assets sold, assigned or
transferred to Peoples by BANK ONE pursuant to this Agreement and only to the extent arising by reason of Peoples's use or ownership of such Assets after the close of business on the
Closing Date.  Any and all prepaid expenses incurred by BANK ONE with respect to the Offices subsequent to October 31, 1995,
shall be subject to the prior written consent of Peoples;

			(f)	Office Loans.  All right, title and interest in and to
all those loans which, as of the close of business on the
Closing Date, are (i) secured, in whole or in part, by Deposit
Accounts (as hereinafter defined) attributable to an Office and being assumed by Peoples pursuant to this Agreement (the
"Deposit Account Loans") or (ii) automatically created as the result of an overdraft of a Deposit Account pursuant to a
pre-approved overdraft protection program offered by BANK ONE
(the "Overdraft Loans").  The Deposit Account Loans and
Overdraft Loans are hereinafter referred to collectively as the
"Office Loans."  BANK ONE shall not make any material change to its customary policies for making Office Loans at the Offices or extend Office Loans which are materially different than loans offered by BANK ONE's other offices in Athens, Ohio.  The
transfer of the Office Loans will be made without any reserve for loan losses;

			(g)	Records of the Offices.  All original records and
documents related to the Assets transferred or liabilities assumed by Peoples including, but not limited to the deposit accounts; and

			(h)	Contracts or Agreements.  All of BANK ONE's right, title
and interest in and to the maintenance and service agreements related to the Offices, as listed on Schedule D annexed hereto and made a part hereof (the "Assumed Contracts"), provided the same are assignable.


 		1.03	  Acceptance and Assumption.  Subject to the terms and
conditions of this Agreement, on and as of the Closing on the Closing Date, Peoples shall:

			(a)	Assets.  Receive and accept all of the Assets assigned,
transferred, conveyed and delivered to Peoples by BANK ONE
pursuant to this Agreement, including those identified in
Section 1.02 above.

			(b)	Deposit Liabilities.  Assume and thereafter discharge,
pay in full and perform all of BANK ONE's obligations and duties relating to the "Deposit Liabilities" (as hereinafter defined).
The term "Deposit Liabilities" is defined herein as all of BANK
ONE's obligations, duties and liabilities of every type and
character relating to all deposit accounts, other than (i) KEOGH accounts and (ii) deposit accounts securing any loan of BANK ONE which is not an Office Loan, for which Peoples assumes no
liability, which, as reflected on the books of BANK ONE as of the close of business on the Closing Date, are attributable to the Offices.  The deposit accounts referred to in the
immediately preceding sentence (hereinafter the "Deposit
Accounts") include, without limitation, passbook accounts,
checking, Money Market and NOW accounts, Individual Retirement
Accounts for which BANK ONE has not received, on or before the
Closing Date, the written advice from the account holder of such account holder's objection or failure to accept Peoples as
successor custodian ("IRA's") and certificates of deposit. The
"obligations, duties and liabilities" referred to in the
immediately preceding sentence include, without limitation, the obligation to pay and otherwise process all Deposit Accounts in accordance with applicable law and their respective contractual terms and the duty to supply all applicable reporting forms for post-closing periods including, without limitation, Form 1099's, relating to the Deposit Accounts.  With regard to each IRA
included within the Deposit Accounts, Peoples shall also assume the plan pertaining thereto and the trustee or custodial
arrangement in connection therewith.

			(c)	Liabilities Under Leases/Safe Deposit Business.  Assume
and thereafter fully and timely perform and discharge, in
accordance with their respective terms, all of the liabilities and obligations of BANK ONE arising after the Closing Date with respect to:

   			(i)  	all leases listed on Schedule E to this Agreement
(including safe deposit leases if any) and sold, assigned or transferred to Peoples by BANK ONE pursuant to this Agreement;

  				(ii) 	the safe deposit business of the Offices including, but
not limited to, the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof during the periods for which such persons have paid rent therefor in
advance to BANK ONE, subject to the agreed allocation of such rents, which allocation shall be satisfied in full by BANK ONE paying to Peoples, in the manner specified in Section 6.04
hereof, the amount of rental payment received by BANK ONE for each such safe deposit box attributable to and prorated to
reflect the period from and after the Closing Date, subject to the provisions of the applicable leases or other agreements
relating to such boxes; and

				  (iii)	all safekeeping items and agreements listed on
Schedule E to this Agreement and delivered to Peoples by BANK
ONE pursuant to this Agreement, including, but not limited to, all applicable safekeeping agreements, memoranda, or receipts so delivered to Peoples by BANK ONE hereunder.

		 (d)	Other Liabilities.  Fully and timely perform and
discharge, as the same may be or become due the Assumed
Contracts and all additional liabilities, obligations and deferred expenses of BANK ONE as of the date of this Agreement, which are (i) reflected on the books of BANK ONE as being attributable to an Office as of the close of business on the Closing Date, and (ii) disclosed, by description and an estimate of the amount, to Peoples in writing prior to the date of this Agreement), but only to the extent attributable to the Assets sold, assigned or transferred to Peoples by BANK ONE pursuant to this Agreement and only to the extent arising by reason of Peoples's use or ownership of such Assets after the close of business on the Closing Date. No additional liabilities and obligations of BANK ONE incurred subsequent to the date of this Agreement shall be assumed by Peoples unless the prior written consent of Peoples has been obtained prior to the incursion of the liability or obligation by BANK ONE.

			(e)	Other Obligations.  Fully and timely perform its
obligations relative to employees of the Offices, if any, as set forth hereinafter.


		 1.04	  Payment of Funds.  Subject to the terms and conditions
hereof, at the Closing:

			(a)	Consideration.  In consideration of Peoples's assumption
of the Deposit Liabilities and its other agreements herein, BANK
ONE shall make available and transfer to Peoples, in the manner specified in Section 6.04 hereof, funds equal to the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts as of the close of business on the day immediately preceding the Closing Date) plus the deferred
expenses identified in Section 1.03(d) hereof prorated as of the close of business on the day preceding the Closing Date less an amount equal to the sum of:

      (i)	  the amount of cash on hand at the Offices transferred to
Peoples as of the close of business on the Closing Date; and

  				(ii)	 8.366% of the aggregate "Core Deposits" (as hereinafter
defined) of the Offices as of the close of business on the
Closing Date.  The term "Core Deposits" shall mean the aggregate balance of all Deposit Liabilities of the Offices (which
aggregate balance shall include interest posted to such accounts as of the close of business on the Closing Date but shall
exclude interest accrued but not posted to such accounts as of such dates). In the event that the Core Deposits as of close of business on the Closing Date shall be less than $73,815,000,
BANK ONE may, at its sole option, provide funds which shall
constitute Core Deposits for purposes of this Agreement, so that the Core Deposits assumed by People's hereunder as of the
Closing Date shall be not less than $73,815,000. The amount
calculated as the product of 8.366 % times the Core Deposits of the Offices as of the close of business on the Closing Date, up to a maximum of $81,585,000 of Core Deposits,  is hereinafter called the "Acquisition Consideration;" and

				 (iii)	the amount of prepaid expenses described in Section
1.02(f) of this Agreement, prorated as of the close of business on the day immediately preceding the Closing Date; and

 				(iv)	the book value of the Office Loans together with
accrued and unpaid interest thereon computed as of the close of business on the Closing Date.

			In the event that BANK ONE provides supplemental funds as Core Deposits pursuant to subsection (ii) herein, the rate and maturity of such supplemental funds shall be equal to the average rate and maturity of the other Core Deposits assumed by Peoples hereunder.

			In the event that the sum of items (i) through (vi) above should be in excess of the aggregate amount to be transferred by BANK ONE pursuant to the first paragraph of this Section
1.04(a), the full amount of such excess shall constitute an amount due from Peoples to BANK ONE, and shall be paid to BANK
ONE at the Closing in the manner specified in Section 6.04 hereof. The parties shall execute a Preliminary Settlement
Statement at the Closing and Final Settlement post-closing, in substantially the same forms as those attached as Schedules P and Q.

		 (b)	Reimbursement and Proration of Certain Expenses.  All
other expenses (i) due and payable at times after the Closing
Date for periods prior to the close of business on the Closing
Date or (ii) paid prior to the close of business on the Closing
Date for periods following the Closing Date, including the prepaid expenses described in Section 1.02(f) hereof and deferred expenses described in Section 1.03(d) hereof, including without limitation, real estate taxes and assessments which are a lien but not yet due and payable, utility payments, payments due on leases assigned, payments due on assigned service and maintenance contracts and similar expenses relating to the Offices shall be prorated between BANK ONE and Peoples as of the close of business on the day immediately preceding the Closing
Date, provided, however, that all real estate taxes and assessments, and to the extent payable by Seller and/or Buyer, shall be prorated at the Closing on the basis of the most recently certified real estate taxes and assessments, and all utility payments and lease payments shall be prorated on the basis of the best information available at Closing. With respect to premiums paid to the FDIC deposit insurance for the Deposit Liabilities it shall be assumed that all the Deposit
Liabilities are insured under the Bank Insurance Fund; the proration of FDIC insurance premiums will be based on the amount of the Deposit Liabilities as of the close of business on the Closing Date and the number of days during any period for which BANK ONE has prepaid premiums to the FDIC but during which Peoples has held or will hold the Deposit Liabilities. For prorations, if any, which cannot be reasonably calculated as of the Closing, a post-closing adjustment shall be made in the manner specified in Section 6.04 hereof.

			(c)	Expenses Relating to Real Property.  The transfer (or
conveyance) fees relating to the Owned Real Estate and the
costs, fees and expenses of all title commitments, title
guaranties and title examinations relating to the procurement of the Title Commitments related to the Owned Real Estate and the referred to in Sections 2.01(c) and 5.02(g) herein, shall be allocated to, and shall be borne, solely and exclusively by BANK
ONE.  The costs, fees and expenses relating to the premiums and endorsements for all title insurance policies (net of the costs of all title commitments, guaranties and examinations),
recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Owned Real Estate or the transfer of BANK ONE's interest in the , shall be
allocated to, and shall be borne, solely and exclusively, by
Peoples.  BANK ONE shall reimburse Peoples at the Closing for all the costs, fees and expenses allocated to BANK ONE pursuant to this Section 1.04(c) but paid by Peoples, and Peoples shall reimburse BANK ONE at the Closing for all of the costs, fees and expenses allocated to Peoples pursuant to this Section 1.04(c)
but paid by BANK ONE in the manner specified in Section 6.04 herein.  If this transaction does not close by virtue of a
breach of this Agreement, the breaching party shall be
responsible for and shall, as appropriate, reimburse the other party for its expenses as set forth herein.  If this transaction does not close for any other reason, each party shall reimburse the other party upon termination of this Agreement for such
party's share of expenses so that each party shall pay the same share of expenses as it would have paid at Closing.


2.	CONDUCT OF THE PARTIES PRIOR TO CLOSING.
   ----------------------------------------

		 2.01	  Covenants of BANK ONE.  BANK ONE hereby covenants to
Peoples that, from October 31, 1995, until the Closing, it will do or cause the following to occur:

			(a)	Operation of the Offices.  BANK ONE shall continue to
operate the Offices in a manner equivalent to that manner and system of operation employed immediately prior to October
31,1995; provided, however, that it is contemplated by the
parties that, prior to Closing, BANK ONE will be terminating certain programs which are currently in effect which allow
depositors to access Deposit Accounts through electronic means.
BANK ONE will use its best efforts to ensure that no harm or damage to the reputation of the Offices or material reduction in the existing deposit liabilities of the Offices occurs.

			Notwithstanding the foregoing and except as may be required
to obtain the required authorizations referred to in Section
2.03 of this Agreement, between the date of this Agreement and the Closing Date, and except as may be otherwise required by a regulatory authority, BANK ONE shall not, without the prior
consent of Peoples, which consent shall not be unreasonably
withheld:



      (i)  	cause any Office to engage or participate in any
material transaction or incur or sustain any obligation which, in the aggregate, is material to its business, condition or operations except in the ordinary course of business;

  				(ii) 	cause any Office to transfer to BANK ONE's other
operations any material amount of Assets, except for (a)
supplies, if any, which have unique function in BANK ONE's
business and ordinarily would not be useful to Peoples, (b) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal
banking practices and (c) signs, or those parts thereof, bearing the BANK ONE name and/or logo;

				  (iii)	cause the Offices to transfer to BANK ONE's other
operations any deposits other than deposits securing loans made by BANK ONE which are not Office Loans, except in the ordinary course of business at the unsolicited request of depositors, or cause any of BANK ONE's other operations to transfer to the
Offices any deposits, except in the ordinary course of business at the unsolicited request of depositors and except as BANK ONE may provide pursuant section 1.04(a)(ii) herein, provided,
however, that BANK ONE shall be permitted to make such transfers of any deposits to or from the Offices provided that neither (A)
the net amount of transfers to the Offices minus the amount of transfers from the Offices nor (B) the net amount of transfers from the Offices minus transfers to the Offices exceeds $50,000;

		  		(iv) 	invest in any Fixed Assets on behalf of any Office,
except for commitments made on or before the date of this
Agreement which are disclosed to Peoples on Schedule C of this
Agreement and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of Office business;

  				(v)  	enter into or amend any continuing contract (other than
Deposit Liabilities and Office Loans) relating to the Offices, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination, or which is not made in the ordinary course of
Office business;

  				(vi) 	undertake any actions which are inconsistent with a
program to use all reasonable efforts to maintain good relations with customers and with employees employed at the Offices,
unless such actions are required or permitted by this Agreement;

 	 			(vii)	hire (other than to replace a departing employee
and/or to bring the number of employees at the Offices to normal staffing levels), transfer, reassign or terminate any employee of the Offices, increase the compensation of any employee of the
Offices, or promote any of the employees except pursuant to and consistent with customary BANK ONE procedures and policies; or

  				(viii)	make any material change to its customary policies
for setting rates on deposits offered at the Offices.

			(b)	Information Concerning the Offices.  Upon reasonable
notice, BANK ONE shall permit officers and authorized
representatives of Peoples access to inspect the Offices during normal business hours or at such other time mutually agreed upon by both parties and permit Peoples to make or cause to be made such reasonable investigation of information and materials
relating to the financial condition of the Offices, including general and subsidiary ledgers, deposit records, audit reports and any other information concerning the business, property, personnel and legal questions concerning the Offices (and
related to the physical condition of the Offices), as Peoples reasonably deems necessary or advisable; provided, however, that such access and investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere
unnecessarily with the normal operations of the Offices or BANK
ONE; and provided, further, that nothing in this Section 2.01(b)
shall be deemed to require BANK ONE to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets, marketing, strategic plans or information not related to the transaction contemplated by this Agreement.  The
information and materials related to the financial condition of the Offices which will be made available to Peoples from BANK
ONE pursuant to this subsection will be accurate in all material respects and will accurately and completely reflect the Deposit
Liabilities attributable to the Offices as of the date the
information is provided.

			(c)	Title Commitments for Real Estate.  BANK ONE shall
deliver to Peoples, at BANK ONE's expense, with respect to the Owned Real Estate no later than thirty (30) days after the date of this Agreement, a commitment or commitments (the "Title
Commitments") having an effective date as near as feasible to the date of delivery of such Title Commitments from a title insurance company authorized to do business in Ohio designated by BANK ONE and reasonably satisfactory to Peoples, to issue to Peoples as soon as practicable after the Closing Date, as applicable, an American Land Title Association (ALTA) owners
(1992), including "gap", contiguity, access, EPA, and Form 9 endorsements, and/or leasehold title insurance (1975 Form) policies having an effective date as of the Closing Date in an amount satisfactory to Peoples (but not in excess of the appraised value of such properties) covering the Owned Real
Estate, subject to the exceptions specified in the Title
Commitments.  Such commitments shall show title vested in BANK
ONE.  If title to all or part of the Owned Real Estate or Lease
Real Estate is unmarketable or is subject to any defect, lien, encumbrance, easement, condition, restriction or encroachment other than the Permitted Exceptions as defined in Section
10.08(c) herein, then Peoples shall provide written notice thereof to BANK ONE. BANK ONE shall have thirty days after written notice thereof from Peoples, to elect to remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment but, if BANK ONE does not, Peoples may elect to attempt to cure or remove such defect or encumbrance or other matter, for a period of thirty days thereafter. If such defect or encumbrance or other matter is not cured, then, in addition to any other rights which Peoples may have hereunder, Peoples shall have the right (i) to declare this Agreement terminated by written notice to BANK ONE, or (ii) to waive any objection to such defect or encumbrance or other matter in which event such defect, encumbrance, or other matter shall be deemed to be a Permitted Exception. The Owned Real
Estate is being sold by BANK ONE to Peoples hereunder free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions, and the conveyance by Warranty Deed to be delivered by BANK ONE pursuant hereto shall be subject only to the Permitted Exceptions. BANK
ONE also shall execute and deliver to Peoples at the time of Closing such affidavits and other instruments, if any, as the title insurance issuing the Title Commitments may require to delete the standard exceptions appearing as Schedule B items in a standard ALTA owners or leasehold owners title insurance policy, other than those which may only be deleted by a survey.
BANK ONE also shall execute and deliver a so-called FIRPTA affidavit at Closing. Peoples shall have the right to obtain at its sole cost and expense duly certified surveys, and BANK ONE hereby grants to Peoples and its surveyors, agents and contractors right of access to the Owned Real Estate for the purpose of performing the surveys.If such surveys are performed, the resulting legal descriptions shall be used in all deeds of conveyance or assignment, as necessary.

			(d)	Required Authorizations.  BANK ONE shall obtain and
procure all necessary corporate approvals and authorizations, if any, required on its part to enable it to fully perform all
obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

			(e)	Creation of Liens and Encumbrances.  With respect to the
Owned Real Estate, BANK ONE shall not create or allow any liens, imperfections in title, charges, easements, restrictions or
encumbrances other than the Permitted Exceptions.

			(f)	Condemnation.  If prior to Closing all or any portion of
the Owned Real Estate is taken or is made subject to eminent domain or other governmental acquisition proceedings, then BANK
ONE shall promptly notify Peoples thereof, and Peoples may
either complete the Closing and receive the proceeds paid or payable on account of such acquisition proceedings, or terminate this Agreement.  If  Peoples terminates this Agreement, both parties shall thereupon be relieved from all further obligations hereunder.

			(g)	Insurance Proceeds, Casualty and Condemnation Payments.
BANK ONE shall maintain adequate insurance on all the Assets consisting of Owned Real Estate and Fixed Assets.  In the event of any damage, destruction or condemnation affecting such Assets between the date hereof and the time of the Closing, BANK ONE shall deliver to Peoples any insurance proceeds and other
payments, to the extent of the applicable amount set forth in
Section 1.04(a)(ii) or (iii) hereof with respect to Owned Real
Estate and the replacement cost with respect to the Fixed
Assets, as the case may be, received (or with respect to
insurance proceeds, which would be received assuming BANK ONE's insurance policy had no deductible) by BANK ONE as a result
thereof unless, in the case of damage or destruction, BANK ONE has repaired or replaced the damaged or destroyed property.

			(h)	IRA Accounts.  Not later than thirty days prior to the
expected Closing Date, BANK ONE shall, at BANC ONE's expense, mail notice of BANK ONE's resignation as Custodian and the
appointment of Peoples as the Successor Custodian, effective upon Closing, of each Individual Retirement Account maintained at the Offices.  The notice shall include such other information that is mutually agreed upon by BANK ONE and Peoples.


	 	2.02	  Covenants of Peoples.  Peoples hereby covenants to BANK
ONE that, from the date hereof until the Closing, it will do or cause the following to occur:

			(a)	Regulatory Applications.  Peoples shall prepare and
submit for filing, at no expense to BANK ONE, any and all
applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of
Peoples or any shareholder or affiliate of Peoples for the
Acquisition to be consummated at the Closing as contemplated in
Section 6.01 herein and for Peoples to operate the Offices
following the Closing.  Peoples shall provide BANK ONE with a draft copy of each application for BANK ONE's review and comment prior to filing, which review and comment by BANK ONE will occur not later than 10 business days following receipt thereof by
BANK ONE.  Such applications will be submitted to BANK ONE in draft form within thirty (30) days from the date of this
Agreement and filed by Peoples without delay following BANK
ONE's review and receipt of comments thereon, if any; provided, however, that in no event will such applications be filed later than sixty (60) days from the date of this Agreement.
Thereafter, Peoples shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional
information in connection therewith as may be reasonably
necessary for the Acquisition to be consummated at such Closing and for Peoples to operate the Offices following the Closing.
Peoples shall deliver to BANK ONE evidence of the filing of each and all of such applications, filings, registrations and
notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof).  Peoples shall also deliver to BANK ONE a copy of each material notice, order, opinion and other item of correspondence received by Peoples from such federal and state authorities
(except for any confidential portions thereof) and shall advise
BANK ONE, at BANK ONE's request, of developments and progress with respect to such matters.

			(b)	Required Authorizations.  Peoples shall obtain and
procure all necessary corporate approvals and authorizations, if any, required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

			(c)	Satisfaction of Conditions.  Peoples shall not
voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or the conditions applicable to it, or its agreements, undertakings, obligations, or covenants set forth in this Agreement, and it shall promptly do all such reasonable acts and take all such reasonable measures as may be appropriate to enable it to perform as early as possible the agreements, undertakings, obligations, and covenants herein provided to be performed by it, and to enable the conditions precedent to BANK ONE's obligations to consummate the Closing of the Acquisition to be fully satisfied. Additionally, Peoples shall not knowingly, directly or through any existing or future subsidiary or affiliate, take any action that would be in conflict with, or result in the denial, delay, termination, or withdrawal of, any of the regulatory approvals referred to in this Agreement.


			2.03  	Covenants of All Parties.  BANK ONE hereby covenants to
Peoples, and Peoples hereby covenants to BANK ONE that, from the date hereof until the Closing, such party shall cooperate fully with the other party in attempting to obtain all consents,
approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the
transactions described and contemplated in this Agreement.


3.	REPRESENTATIONS AND WARRANTIES.
   -------------------------------

 		3.01  	Representations and Warranties of BANK ONE.  BANK ONE
represents and warrants to Peoples as follows:

			(a)	Good Standing and Power of BANK ONE.  BANK ONE is a
national banking association duly organized, validly existing, and in good standing under the laws of the United States with corporate power to own its properties and to carry on its
business as presently conducted.  BANK ONE is an insured bank as defined in the Federal Deposit Insurance Act and applicable
regulations thereunder.

			(b)	Authorization of Agreement.  The execution and delivery
of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of BANK ONE, and this Agreement is a valid and binding obligation of BANK ONE.

			(c) Effective Agreement.  Subject to the receipt of any and
all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by BANK
ONE and the consummation of the transactions contemplated
hereby, will not conflict with, result in the breach of,
constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or
encumbrance, under any of the provisions of Articles of
Association or By-Laws of BANK ONE, under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any material contract, material
agreement or material instrument to which BANK ONE is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on the Assets or BANK
ONE's ability to perform its obligations hereunder.

			(d)	Title to Real Estate And Other Assets.  Except for the
Owned Real Estate, BANK ONE is the sole owner of each of the
Assets free and clear of any mortgage, lien, encumbrance or
restrictions of any kind or nature.  As to the Owned Real
Estate, BANK ONE is the sole owner of a fee simple interest in, and has good and marketable title to, such Owned Real Estate, free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions and shall convey such real estate to Peoples by delivery at the
Closing of a warranty deed conveying such title subject only to the Permitted Exceptions.

			(e)	Zoning Variations.  As of the date of this Agreement,
BANK ONE has neither received written notice of nor has it any notice of any contemplation to provide BANK ONE with any written notice from any governmental authority of any uncorrected
violations of zoning and/or building codes relating to the Owned
Real Estate.  The Owned Real Estate is zoned to permit Peoples to use said properties as offices of a financial institution.

			(f)	IRA Account Documentation.  The form of Individual
Retirement Custodial Account Agreement for individual retirement accounts, and the related Amended and Restated Individual
Retirement Account Disclosure Statement annexed hereto as
Schedule F, constitute the form of the document establishing the trustee or custodial arrangement in connection with all IRAs's maintained at the Offices.

			(g)	Condemnation Proceedings.  BANK ONE has received no
written notice of any pending or threatened, nor is it aware of any contemplated, condemnation proceeding affecting or relating to the Offices.

			(h)	No Broker.  No broker or finder, or other party or agent
performing similar functions, has been retained by BANK ONE or is entitled to be paid based upon any agreements, arrangements, or understandings made by BANK ONE in connection with the
transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by BANK ONE on account of the transactions contemplated hereby.

			(i)	Taxes.  All federal, state and local payroll,
withholding, property, sales, use and transfer taxes, if any, which are due and payable by BANK ONE relating to the Offices prior to the date of Closing shall be paid in full as of the Closing Date or BANK ONE shall have made appropriate provision for such payment in accordance with ordinary business practices.
Any claims for refunds of taxes which have been paid by BANK
ONE shall remain the property of BANK ONE.

			(j)	Operations Lawful.  The conduct of banking business at
the Offices is in compliance in all material respects with all federal, state, county and municipal laws, ordinances and
regulations applicable to conduct of such business.

			(k)	Third-Party Claims.  There are no actions, suits or
proceedings, pending or, to the best of BANK ONE's knowledge, threatened against or affecting BANK ONE which could have a
material adverse effect on the aggregate value of the banking business and Assets of the Offices.

			(l)	Insurance.  BANK ONE maintains such insurance on the
Offices and the Fixed Assets to be purchased by or assigned to
Peoples as may be required or as is customary in the business of banking.

			(m)	Labor Relations.  No employee located at any of the
Offices is represented, for purposes of collective bargaining, by a labor organization of any type.  BANK ONE is unaware of any efforts during the past three years to unionize or organize any employees at any Office, and no material claim related to
employees at the Offices under the Fair Labor Standards Act,
National Labor Relations Act, Civil Rights of 1964, Walsh-Healy
Act, Davis Bacon Act, Civil Rights of Act of 1866, Age
Discrimination in Employment Act, Equal Pay Act of 1963,
Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam
Era Veterans Readjustment Act, Occupational Safety and Health
Act, Americans with Disabilities Act or any state or local
employment related law, order, ordinance or regulation, no
unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of BANK ONE's knowledge, threatened
against or with respect to BANK ONE.

			(n)	Governmental Notices.  BANK ONE has not received notice
from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this
Agreement.

			(o)	Environmental.  To the actual knowledge of the executive
officers of BANK ONE, there are no actions, proceedings or
investigations pending before any environmental regulatory body, federal or state court with respect to or threatened against or affecting BANK ONE in respect of any Office under the
Comprehensive Environmental Response, Compensation and Liability
Act of 1980, as amended ("CERCLA"), or under the any federal, state, local or municipal environmental statute, ordinance or regulation in respect thereof and in connection with any release of any toxic or "hazardous substance," pollutant or contaminant into the "environment," nor, to the best knowledge of the
executive officers of BANK ONE, is there any reasonable basis for the institution of any such actions or proceedings or
investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which BANK ONE is a plaintiff or complainant.  To the actual knowledge of the executive officers of BANK ONE, BANK ONE is not responsible in any material respect under any applicable environmental law for any release by BANK ONE or for any release by an other "Person"
at or in the vicinity of any Office of a hazardous or toxic
substance, contaminant or pollutant caused by the spilling,
leaking, pumping, pouring, emitting, emptying, discharging,
injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is BANK ONE responsible for any
material costs (as a result of the acts or omissions of BANK
ONE, or, to the actual knowledge of the executive officers of
BANK ONE, as a result of the acts or omissions of any other
"person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water
supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body
having jurisdiction over BANK ONE to prevent or minimize any actual or threatened release by BANK ONE on premises any
hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the
public health or the environment.  All terms contained in
quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms as
defined in all federal, state and local statutes, regulations or ordinances.

			Except as previously disclosed to Peoples in writing, to the actual knowledge of the executive officers of BANK ONE, each
Office is, in all material respects, in compliance with all
applicable Federal, state, local or municipal statutes,
ordinances, laws and regulations and all orders, rulings or
other decisions of any court, administrative agency or other governmental authority relating to the protection of the
environment.

			For purposes of this section, the term "executive officer" shall refer to all executive officers of BANK ONE as defined in 12 CFR e215.2 as of the date of this Agreement.

			(p)	Access to Real Estate.  No fact or condition exists which
would result in the termination or impairment of access to the
Owned Real Estate from adjoining public or private streets or ways or which could result in discontinuation of necessary
sewer, water, electric, gas, telephone, or other utilities or services.  All sewage, sanitation, plumbing, refuse disposal, and similar facilities servicing the Owned Real Estate are in full compliance with applicable governmental regulations.

			(q)	Mechanic's Liens.  BANK ONE has paid or will pay in full
all bills and invoices for labor and material of any kind
arising from the ownership, operation, management, repair,
maintenance, or leasing of the Owned Real Estate, and no actual or potential mechanic's lien or other claims are outstanding or available to any party in connection with the ownership,
operation, management, repair, maintenance, or leasing said
properties.

			(r)	Deposit.  Attached hereto as Schedules G is a true and
accurate schedule of all Deposit Accounts (including individual retirement accounts) domiciled at the Offices, prepared as of
October 31, 1995, listing by Office and by category the amount of all deposits and the interest rates and maturity dates
associated with such deposits, and indicating the deposits that constitute Core Deposits. The maturity and mix (but not the
amount) of the Deposit Accounts, by category of account, shall be substantially the same at the Closing as on October 31, 1995, subject, in all respects, to any and all variances which may occur as a result of customer actions and any and all market conditions affecting depository institutions in the markets
served by the Offices

			(s)	Office Loans.  Attached hereto as Schedule H is a true
and accurate schedule of all Office Loans, including accrued and unpaid interest thereon, computed as of a date within thirty
(30) days prior to the date of this Agreement, excluding,
however, such Office Loans which are more than 30 days past due for payment.

			(t)	Personal Property.  Schedule C is a true and accurate
schedule of Fixed Assets owned by BANK ONE at any of the
Offices, which Schedule specifies the original cost and net book value of each such item, as shown on the financial records of
BANK ONE, computed as of the month-end immediately prior to the date of execution of this Agreement and describing any security interest therein or lien thereon.

			(u)	Assumed Contracts.  Schedule D is a true and accurate
schedule of all Assumed Contracts related to the Offices.  Each
Assumed Contract is valid and subsisting in full force and
effect.

			(v)	FIRPTA.  BANK ONE is not a "foreign person" within the
meaning of the Internal Revenue Code e 1445.


 		3.02	  Representations and Warranties of Peoples.  Peoples
represents and warrants to BANK ONE as follows:

			(a)	Good Standing and Power of Peoples.  Peoples is a banking
corporation duly organized, validly existing, and in good
standing under the laws of the State of Ohio with corporate
power to own its properties and to carry on its business as
presently conducted.  Peoples is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

			(b)	Authorization of Agreement.  The execution and delivery
of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Peoples, and this Agreement is a valid and binding obligation of Peoples.

			(c)	Effective Agreement.  Subject to the receipt of any and
all necessary regulatory approvals, the execution, delivery, and performance of this Agreement by Peoples, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default,
result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the
provisions of the Articles of Incorporation or Code of
Regulations of Peoples, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which Peoples is subject, where such
conflict, breach, violation, default, acceleration or lien would have a material adverse effect on Peoples's ability to perform its obligations hereunder.

			(d)	No Broker.  No broker or finder, or other party or agent
performing similar functions, has been retained by Peoples or is entitled to be paid based upon any agreements, arrangements, or understandings made by Peoples in connection with the
transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Peoples on account of the transactions contemplated hereby.



4.	ACTIONS RESPECTING EMPLOYEES AND PENSION AND EMPLOYEE BENEFIT PLANS.
   --------------------------------------------------------------------

 		4.01	  Employment of Employees

			(a)	Peoples may, but shall be under no obligation to, extend
offers of employment, as of the Closing Date to employees of the
Offices.

			(b)	Not later than thirty (30) days following the date of
this Agreement, Peoples shall advise BANK ONE, in writing, of its election, at its sole discretion, to offer employment to, as of the Closing Date, any or all of the persons assigned to the
Offices as employees of Peoples (such selected persons, who
thereafter accept such offer of employment, are hereinafter
referred to as "Transferred Employees"), but the language of this Agreement shall not be construed as an offer of employment to any such persons.  Following the expiration of said 30 days,
BANK ONE shall be permitted to offer employment to any employees of the Offices who are not Transferred Employees.

			(c)	BANK ONE will cooperate with Peoples to the extent
reasonably requested and legally permissible to provide Peoples with information about employees of the Offices including, without limitation, providing Peoples with the personnel files of those employees of the Offices who provide BANK ONE with their written consent thereto, and a means to meet with employees of the Offices for the purpose of selecting
Transferred Employees.

		 4.02	  Terms and Conditions of Employment.  Except as otherwise
provided explicitly in this Agreement, the terms of employment for each Transferred Employee shall be determined solely by Peoples's policies, procedures, and programs; provided, however, that for purposes of Peoples's various employee benefit plans at and following the Closing Date, (i) time of service with BANK
ONE will be credited to Transferred Employees for purposes of determining and calculating their eligibility for and vesting with respect to such plans and (ii) all pre-existing conditions of Transferred Employees will be waived by Peoples with respect to all Peoples's plans.


 		4.03  	Compliance with Law.  BANK ONE agrees that it shall
comply with any applicable requirements, if any, for the Worker
Adjustment and Retraining Notification Act in connection with the transaction contemplated by this Agreement.


		 4.04	  Actions to be Taken by BANK ONE.  BANK ONE covenants to
Peoples that it will do or cause the following to occur:

			(a)	Solicitation of Transferred Employees.  Except with the
written consent of Peoples, for six months following the Closing
Date, BANK ONE will not solicit Transferred Employees as
prospective officers or employees of BANK ONE.

			(b)	Employee Benefit Programs.  BANK ONE's obligations to
employees of the Offices, including Transferred Employees, will be as set forth in established policies of BANC ONE CORPORATION and/or BANK ONE and BANK ONE shall continue its employee benefit programs in full force and effect as benefit programs for
Transferred Employees through the Closing Date.  After the
Closing, BANK ONE shall retain the responsibility and liability for the funding and payment of all claims incurred under such employee benefit programs through the Closing Date.  Peoples shall have no obligation or liability to compensate Transferred
Employees for benefits of any kind earned, accrued, promised and/or provided to Transferred Employees as employees of BANK
ONE, except with respect to eligibility and vesting as set forth in Section 4.02, above.

			(c)	Employees of the Offices.  BANK ONE shall not, without
Peoples's prior written consent (i) increase the aggregate
full-time equivalent size of the work force at the Offices above the aggregate normal staffing levels designated by BANK ONE for the Offices at the date hereof, (ii) terminate any Transferred
Employee prior to the Closing Date, unless such person is
dismissed for cause and written notice of such dismissal is
provided to Peoples, (iii) transfer or assign any Transferred
Employee prior to the Closing Date to a position of permanent employment with BANK ONE; or (iv) increase the compensation of any Transferred Employee except pursuant to existing BANK ONE policies and procedures.

 		The obligations of BANK ONE pursuant to this Section 4.04 shall survive the Closing.


5.	CONDITIONS PRECEDENT TO CLOSING.
   --------------------------------

 		5.01  	Conditions to BANK ONE's Obligations.  The obligations of
BANK ONE to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by BANK ONE to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

			(a)	Prior Regulatory Approval.  All filings and registrations
with, and notifications to, all federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

			(b)	Corporate Action.  The Board of Directors of Peoples
shall have taken all corporate action necessary by it to
effectuate this Agreement and the Acquisition and Peoples shall have furnished BANK ONE with a certified copy of each such
resolution adopted by the Board of Directors of Peoples
evidencing the same.

			(c)	Representations and Warranties.  The representations and
warranties of Peoples set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and
warranties had been made on and as of such date, and Peoples shall have delivered to BANK ONE a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule
I to this Agreement.

			(d)	Covenants.  Each and all of the covenants and agreements
of Peoples to be performed or complied with at or prior to
Closing pursuant to this Agreement shall have been duly
performed or complied with in all material respects by Peoples, or waived by BANK ONE, and Peoples shall have delivered to BANK
ONE a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule I to this Agreement.

			(e)	No Proceeding or Prohibition.  At the time of the
Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of BANK ONE, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by this Agreement or which might result in rescission in connection with such transactions; and BANK ONE shall have been furnished with a Certificate, substantially in the form as specified in Schedule
I to this Agreement, dated as of the Closing Date and signed by the Chairman, President, or an Executive Vice President and
Secretary or Assistant Secretary of Peoples, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or, to the best of their knowledge, threatened.

			(f)	Opinion of Counsel.  Peoples shall have delivered to BANK
ONE an opinion, dated as of the Closing Date, of legal counsel reasonably satisfactory to BANK ONE and its counsel, in form and substance reasonably satisfactory to BANK ONE and its counsel, to the effect specified in Schedule J to this Agreement.


 		5.02  	Conditions to Peoples's Obligations.  The obligations of
Peoples to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by Peoples to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

			(a) Prior Regulatory Approval.  All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition and operation of the Offices by Peoples shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition and operation of the Offices by
Peoples shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

			(b)	Corporate Action.  The Board of Directors of BANK ONE
shall have taken all corporate action necessary to effectuate this Agreement and the Acquisition; and BANK ONE shall have
furnished Peoples with a certified copy of each such resolution adopted by the Board of Directors of BANK ONE evidencing the same.

			(c)	Representations and Warranties.  The representations and
warranties of BANK ONE set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and
warranties had been made on and as of such date (unless a
different date is specifically indicated in such representations and warranties), and BANK ONE shall have delivered to Peoples a
Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule K to this Agreement.

			(d)	Covenants.  Each and all of the covenants and agreements
of BANK ONE to be performed or complied with pursuant to this
Agreement shall have been duly performed or complied with in all material respects by BANK ONE, or waived by Peoples, and BANK
ONE shall have delivered to Peoples a Certificate to that
effect, dated as of the Closing Date to the effect specified in
Schedule K to this Agreement.

			(e)	No Proceedings or Prohibitions.  At the time of the
Closing, there shall not be any litigation, investigation,
inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of Peoples, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transactions contemplated by this
Agreement or which might result in rescission in connection with such transactions; and Peoples shall have been furnished with a
Certificate, in substantially the form specified in Schedule K to this Agreement, dated as of the Closing Date and signed by the Chairman, President, or Vice President, and the Secretary or
Assistant Secretary of BANK ONE, to the effect that no such
litigation, investigation, inquiry, or proceeding is pending or threatened to the best of their knowledge.

			(f)	Opinion of Counsel.  BANK ONE shall have delivered to
Peoples an opinion, dated as of the Closing Date, of legal
counsel reasonably satisfactory to Peoples and its counsel, in form and substance reasonably satisfactory to Peoples and its counsel, to the effect specified in Schedule L to this Agreement.

			(g)	Real Property.  The Title Commitment (as defined in
Section 2.01(c) herein) shall have been delivered to Peoples, and updated to or as close as practicable to (but in no event more than five (5) business days prior to) the Closing Date, in accordance with the terms of such Section, and such updated
Title Commitment shall not include any special exceptions other than those set forth in the original Title Commitment and any other Permitted Exceptions.

			(h)	Fixed Assets.  There shall have been no material
alteration in or adjustment to the Fixed Assets. For purposes of this subsection (h), it will not be considered to be a material alteration or adjustment to the Fixed Assets if (i) there is damage or destruction to the Fixed Assets as contemplated by Section 2.01(g) herein and BANK ONE complies with said Section 2.01(g), (ii) BANK ONE makes additions to the Fixed Assets with the prior written consent of Peoples or (iii)
BANK ONE makes additions to the Fixed Assets without Peoples's consent in order to correct emergency situations which are threatening to impair BANK ONE's operations at an Office.


  	5.03  	Non-Satisfaction of Conditions Precedent.  The
non-occurrence or delay of the Closing of the Acquisition by reason of the failure of timely satisfaction of all conditions precedent to the obligations of any party hereto to consummate the Acquisition shall in no way relieve such party of any liability to the other party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inactions of such party.


 		5.04  	Waiver of Conditions Precedent.  The conditions specified
in Sections 5.01 and 5.02 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs unless such failure of satisfaction is reserved in a writing executed by Peoples and BANK ONE at or prior to the Closing.


6. CLOSING.
   --------

 		6.01  	Closing and Closing Date.  The Acquisition contemplated
by this Agreement shall be consummated and closed (the
"Closing") at such location as shall be mutually agreed upon by Peoples and BANK ONE, on a date to be mutually agreed upon by Peoples and BANK ONE which date is after all required regulatory approvals have been obtained and all applicable regulatory waiting periods associated therewith have expired. The precise date on which the Closing shall occur (the "Closing Date") shall be confirmed by the parties in writing not less than five (5) days after receiving all required regulatory approvals.


	 	6.02	  BANK ONE's Actions at Closing.  At the Closing (unless
another time is specifically stated in Section 6.04 hereof), BANK ONE shall, with respect to the Offices:

			(a)	deliver to Peoples at the Offices such of the Assets
purchased hereunder as shall be capable of physical delivery, including, without limitation, all assets comprising the safe deposit box business, if any, of the Offices; and

			(b)	execute, acknowledge and deliver to Peoples all such
warranty deeds (qualified, as necessary, to reflect all
Permitted Exceptions), endorsements, assignments, bills of sale, and other instruments of conveyance, assignment, and transfer as shall reasonably be necessary or advisable to consummate the sale, assignment, and transfer of the Assets sold or assigned to
Peoples hereunder and such other documents as the title company may reasonably require; the originals of all blueprints,
construction plans, specifications and plat relating to the
Owned Real Estate, which are now in BANK ONE's possession or which BANK ONE has reasonable access to; and such other
documents or instruments as may be reasonably required by
Peoples, required by other provisions of this Agreement, or
reasonably necessary to effectuate the Closing.  All of the
documents and instruments to be delivered by BANK ONE hereunder shall be in form and substance reasonably satisfactory to
counsel for Peoples; and

			(c)	assign, transfer, and deliver to Peoples such of the
following records (in whatever form or medium then maintained by
BANK ONE) pertaining to the Deposit Liabilities and accrued
interest thereon of the Offices assumed by Peoples hereunder as exist and are available:

	   		(i)	  signature cards, orders and contracts between BANK ONE
and depositors of the Offices, and records of similar character; and

  				(ii)	 canceled checks and/or negotiable orders of withdrawal
representing charges to depositors; and

  				(iii)	a trial balance listing of records of account; and

  				(iv)	 all other miscellaneous records, statements and other
data and materials maintained by BANK ONE relative to any
Deposit Liabilities being assumed by Peoples; and


			(d)	assign, transfer, and deliver to Peoples such safe
deposit and safekeeping files and records (in whatever form or medium then maintained by BANK ONE) pertaining to the safe deposit business of the Offices transferred to Peoples hereunder as exist and are available, together with the contents of the safe deposit boxes maintained at the Offices, as the same exist as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the leases or other agreements relating to the same) and all securities and other records, if any, held by the Offices for their customers as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the agreements or receipts relating to the same); and

			(e)	make available and transfer to Peoples on the Closing
Date and prior to the conclusion of the Closing any funds
required to be paid to Peoples pursuant to the terms of this
Agreement; and

			(f)	execute, acknowledge and deliver to Peoples all
Certificates and other documents required to be delivered to Peoples by BANK ONE at the Closing pursuant to the terms hereof;
and

			(g)	assign by endorsement substantially in a form as provided
in Schedule N attached hereto, transfer and deliver to Peoples the contract, promissory note or other evidence of indebtedness related to the Office Loans together with the loan file and
records (in whatever form or medium then maintained by BANK ONE)
pertaining to such Office Loans;

			(h)	assign to Peoples all BANK ONE's rights in and to the
Assumed Contracts which are assignable and which constitute part of the Assets; and

 		(i)	execute and deliver to People's the Assignment, Transfer,
and Appointment 			of Successor Custodian for Individual IRA's
in the form set forth in Schedule M to this Agreement.


 		6.03  	Peoples's Actions at the Closing.  At the Closing (unless
another time is specifically stated in Section 6.04 hereof), Peoples shall, with respect to the Offices:

			(a)	execute, acknowledge, and deliver to BANK ONE, to
evidence the assumption of the liabilities and obligations of BANK ONE by Peoples hereunder, an instrument of assumption in the form set forth in Schedule O to this Agreement, and BANK ONE shall then accept, execute, and acknowledge such instrument.
Copies of such instrument may be recorded in the public records at the option of either party hereto. The execution and acknowledgment of such instrument shall not be deemed to be a waiver of any rights or obligations of any party to this Agreement;

			(b)	receive, accept and acknowledge delivery of all Assets,
and all records and documentation relating thereto, sold,
assigned, transferred, conveyed or delivered to Peoples by BANK
ONE hereunder; and

			(c)	execute and deliver to BANK ONE such written receipts for
the Assets, properties, records, and other materials assigned, transferred, conveyed, or delivered to Peoples hereunder as BANK
ONE may reasonably have requested at or before the Closing;

			(d)	pay to BANK ONE on the Closing Date and prior to the
conclusion of the Closing any funds required to be paid to BANK
ONE at the Closing pursuant to the terms of this Agreement;

			(e)	execute, acknowledge and deliver to BANK ONE all
Certificates and other documents required to be delivered to BANK ONE by Peoples at the Closing pursuant to the terms hereof;

			(f)	execute, acknowledge and deliver to BANK ONE an agreement
wherein Peoples assumes obligations with respect to the Assumed
Contracts for all periods following the Closing Date with
respect thereto; and

 		(g)	execute and deliver to BANK ONE the Assignment, Transfer,
and Appointment of Successor Custodian for Individual IRA's in the form set forth in Schedule M to this Agreement.


 		6.04 	 Methods of Payment.  Subject to the adjustment procedures
set forth in this Section 6.04, the transfer of the funds, if any, due to Peoples or to BANK ONE, as the case may be, as set forth pursuant to the terms of Section 1.04(a) hereof, shall be made on the Closing Date in immediately available United States
Federal Funds. At least two business days prior to the Closing, BANK ONE and Peoples shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred. In order to facilitate the Closing, the parties agree: (i) that the amount of funds transferred on the Closing Date, pursuant to Section 1.04(a) hereof, shall be computed based upon (a) the aggregate book value plus accrued interest of the Office Loans as of the close of business on the day immediately preceding the Closing Date, (b) cash on hand at the Offices as of the close of business on the day immediately preceding the Closing Date, and (c) the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts and Individual Retirement Accounts which have become
IRAs as a result of the written appointment of Peoples as the successor custodian and the failure of the account holders to object to such appointment) as of the close of business on the day immediately preceding the Closing Date; and (ii) that within ten (10) business days after the Closing, the parties shall make appropriate post-closing adjustments, consistent with the provisions of Section 1.04 hereof, based upon actual Deposit
Accounts, Office Loans and cash transactions which took place on the Closing Date or which took place prior to the Closing Date but which were not reflected as of the close of business on the day immediately preceding the Closing Date and execute the Final
Settlement in a form substantially to Schedule Q, attached. In addition, prorations of prepaid and deferred income and expenses that cannot be reasonably calculated at the Closing shall be settled and paid based on actual figures as soon as possible after the Closing.


 		6.05  	Availability of Closing Documents.  The documents
proposed to be used and delivered at the Closing shall be made available for examination by the respective parties not later than 12:00 noon, Ohio time, on the tenth Business Day prior to the Closing Date.


 		6.06	  Effectiveness of Closing.  Upon the satisfactory
completion of the Closing, which does not include and shall not require completion of the adjustment and proration arrangements set forth in Section 6.04, the Acquisition shall be deemed to be effective and the Closing shall be deemed to have occurred.



7. CERTAIN TRANSITIONAL MATTERS.
   -----------------------------

	 	7.01	  Transitional Action by Peoples.  After the Closing,
unless another time is otherwise indicated:

			(a)	Peoples shall: (i) pay in accordance with the law and
customary banking practices and applicable Deposit Account
contract terms, all properly drawn and presented checks,
negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to Peoples by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by Peoples hereunder, whether drawn on checks, negotiable orders or withdrawal, drafts, or withdrawal order forms provided by
Peoples or BANK ONE; and (ii) in all other respects discharge, in the usual course of the banking business, the duties and
obligations of BANK ONE with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by
Peoples hereunder; provided, however, that any obligations of
Peoples pursuant to this Section 7.01 to honor checks,
negotiable orders of withdrawal, drafts, and withdrawal orders on forms provided by BANK ONE and carrying its imprint
(including its name and transit routing number) shall not apply to any checks, draft, or withdrawal order (i) presented to
Peoples more than one hundred twenty (120) days following the
Closing Date, (ii) with a date more than one hundred twenty
(120) days prior to (a) the Closing Date or (b) the date of
Peoples's receipt thereof, or (iii) on which a stop payment has been requested by the deposit customer.  The provisions of this subsection 7.01(a) shall in no way limit Peoples's duties or obligations arising under Section 1.03(b) hereof.

			(b)	Peoples shall, not earlier than the time of procurement
of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than ten days prior to the Closing Date, notify all depositors of the
Offices by letter, acceptable to BANK ONE, produced in, if
appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of
particular types of accounts, of Peoples's pending assumption of the Deposit Liabilities hereunder, and, in appropriate
instances, notify depositors that on and after the Closing Date certain BANK ONE deposit-related services and/or BANK ONE's
debit card and automatic teller machine services, will be
terminated.  As an enclosure to such notices, Peoples may
furnish appropriate depositors with brochures, forms and other written materials related or necessary to the assumption of the
Deposit Accounts by Peoples and the conversion of said accounts to Peoples accounts, including the provision of checks to
appropriate depositors using the forms of Peoples with
instructions to such depositors to utilize such Peoples checks on and after the Closing Date and thereafter to destroy any
unused checks on BANK ONE's forms.  The expenses of the
printing, processing and mailing of such letter notices and
providing new Peoples checks and other forms and written
materials to appropriate customers shall be borne by Peoples.
Before Closing, except as provided in this paragraph, Peoples will not contact BANK ONE's customers except as may occur in connection with advertising or solicitations directed to the public generally or in the course of obtaining the requisite regulatory approvals of the transaction.

			(c)	Peoples shall promptly pay to BANK ONE an amount
equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, or withdrawal orders (net of the applicable
Acquisition Consideration paid by Peoples with respect to the Deposit Liabilities represented by any such instrument) credited as of the close of business on the Closing Date to a Deposit
Account assumed by Peoples hereunder which are returned uncollected to BANK ONE after the Closing Date and which shall include an amount equivalent to holds placed upon such deposit account for items cashed by BANK ONE as of the close of business on the Closing Date which items are subsequently dishonored.

			(d)	All tasks and obligations concerning the provision of
data processing services to or for the Offices after the
Closing, other than those specifically set forth in, and to the extent assumed by BANK ONE pursuant to, Section 7.02(b) herein, are the sole and exclusive responsibility of, and shall be
performed solely and exclusively by, Peoples.

			(e)	Peoples shall, not later than the close of business on
the business day immediately following the Closing Date, supply suitable government-backed securities as security for any
deposits of governmental units included among the Deposit
Liabilities for which BANK ONE had provided similar security.

			(f)	Peoples shall, as soon as practicable after the Closing
Date, prepare and transmit at Peoples's expense to each of the obligors on Office Loans transferred to Peoples pursuant to this
Agreement a notice to the effect that the loan has been
transferred and directing that payment be made to Peoples at the address specified by Peoples, with Peoples's name as payee on any checks or other instruments used to make payments, and, with respect to such loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of Peoples as the person to whom and place at which payments are to be made.

			(g)	If the balance due on any Office Loan transferred to
Peoples pursuant to this Agreement has been reduced by BANK ONE as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to BANK ONE after the day immediately preceding the
Closing Date, the asset value represented by the loan
transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by Peoples to
BANK ONE.

			(h)	Peoples shall use its best efforts to cooperate with BANK
ONE in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit
Liabilities, assumed by Peoples hereunder.


 		7.02  	Transitional Actions by BANK ONE.  After the Closing,
unless another time is otherwise indicated:

			(a)	BANK ONE shall use its best efforts to cooperate with
Peoples in assuring an orderly transition of ownership of the
Assets and responsibility for the liabilities, including the
Deposit Liabilities, assumed by Peoples hereunder. BANK ONE is responsible for all tax and customer reporting up to the date of closing including, but not limited to, dropping off and
mailing cut-off statement at the time of closing on all checking account and the payment of interest payable at the time of
closing on all interest bearing checking accounts.

			(b)	BANK ONE's sole and exclusive responsibilities concerning
the provision of data processing services to or for the Deposit
Accounts of the Offices after the Closing Date shall be as set forth in this Section 7.02(b). Within 10 business days following the date of this Agreement, BANK ONE shall provide Peoples with applicable product functions and specifications relating to the data processing support required for the Deposit Accounts,
Office

		 Loans, and safe deposit business (if such data processing support currently is provided with respect to such business)
maintained at the Offices (such Deposit Accounts, Office Loans and safe deposit business, if applicable, hereinafter called the
"Accounts"). Within 10 business days of the date of this
Agreement, BANK ONE shall provide to Peoples all automated
customer and account data related to the 	Deposit Liabilities
available over the last 12 months in generic form which are machine readable on IBM (or IBM compatible) equipment or which shall be on EBCDIC format eighteen or 36 track 3480 cartridges
(non-compressed data and fixed length records). A format description of all data field definitions must accompany the data. By not later than 2:00 P.M. E.S.T. immediately following the Closing Date, BANK ONE shall make available for Peoples's pick-up at Columbus, Ohio, tapes containing all pertinent data and descriptive information relating to the Accounts which is then available to BANK ONE, which tapes shall constitute BANK
ONE's records maintained as of and current to the close of business on the Closing Date with respect to the Accounts. BANK
ONE shall bear all costs and expenses relating to the performance of its obligations pursuant to this Section 7.02(b).

			(c)	Prior to the Closing Date, BANK ONE shall cooperate with
Peoples, at Peoples's expense and at no expense to BANK ONE, in making Transferred Employees available at reasonable times for whatever program of training Peoples deems advisable; provided, however, that Peoples shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of
suchTransferred Employees.  Peoples shall make request of BANK
ONE for training opportunities prior to the Closing Date.  Such requests, which shall specify the time, duration and place of such training, must be approved by BANK ONE.  Such approvals will not be unreasonably withheld by BANK ONE.

			(d)	BANK ONE shall cooperate with and permit Peoples, at
Peoples's option and expense and at no expense to BANK ONE, to make provision for the installation of teller equipment in the
Offices; provided, however, that Peoples shall arrange for the installation and placement of such equipment at such times and in a manner that does not significantly interfere with the
normal business activities and operation of BANK ONE or the
Offices.

			(e)	BANK ONE shall resign as custodian of each IRA account
maintained at the Offices and assign the custodianship of such accounts to Peoples upon Closing.

			(f)	Not sooner than one (1) business day prior to the Closing
nor later than the close of business on the Closing Date, BANK
ONE shall terminate its debit card service and convert and
change over its direct deposit or payroll and retirement
payments service for the Deposit Accounts from BANK ONE to
Peoples.  Such terminations will be preceded by the notice
described in Section 7.01(b) herein.

			(g)	As of the opening of business on the first business day
after the Closing Date, BANK ONE and Peoples shall provide the
Federal Reserve Bank of Cleveland with all information necessary in order to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the
Deposit Liabilities and/or the Office Loans (hereinafter
collectively referred to as "Paper Items").  Peoples shall bear all charges and costs imposed by the Federal Reserve in
connection with the reassignment of account number ranges for sorting the Paper Items.

			In the event the Federal Reserve and/or any other regional or local clearinghouse for negotiable instruments fails, refuses or is unable to direct sort such Paper Items for delivery to
Peoples with the result that such Paper Items are presented to
BANK ONE, by not later than   :     .m. local time of each
business day following the Closing and continuing for one
hundred twenty (120) days after the Closing, BANK ONE will make available to Peoples for pick up from BANK ONE's offices or the offices of BANK ONE's agent and/or processor at Columbus, Ohio, all of the Paper Items which are received by BANK ONE from the
Federal Reserve Bank of Cleveland and/or any regional or local clearinghouse during the morning of each such business day on an
"as-received basis."  At the same time BANK ONE shall also make available to Peoples information and records, including but not limited to systems printouts, concerning such Paper Items and concerning incoming Automated Clearing House items ("ACH items")
as well as outstanding Automatic Teller Machine ("ATM")
transactions.  Such information and records, including but not limited to systems printouts, will utilize the most recent
account number designated by BANK ONE for each of the Deposit
Accounts and/or the Office Loans.  Each business day BANK ONE will endeavor to see that the sum of (a) the actual Paper Items provided to Peoples plus (b) all ACH items and ATM transactions captured by BANK ONE in its information and records balance with the sum of (c) the information and records, including but not limited to systems printouts, provided by BANK ONE relative to the Paper Items plus (d) the information and records, including but not limited to systems printouts, provided relative to the
ACH items and ATM transactions affecting the Deposit Accounts and/or the Office Loans.

			BANK ONE shall provide the foregoing at no charge to Peoples except that Peoples shall pay any charges assessed to BANK ONE by the Federal Reserve Bank of Cleveland a national or local clearinghouse and/or BANK ONE's agent and/or processor to the extent such assessments relate to the Deposit Accounts.  Peoples shall be responsible for pick up of the data to be provided by
BANK ONE.

			BANK ONE and Peoples shall arrange for appropriate daily settlement with one another in order that the transmission of all monies associated with the matters set forth in this Section
7.02(g) might be effected promptly.

			BANK ONE shall not be liable to Peoples for any failure to provide the data required by this Section 7.02(g) to the extent any such failure results from causes beyond BANK ONE's control including war, strike or other labor disputes, acts of God, errors or failures of the Federal Reserve Bank of Cleveland and/or a participating regional or local clearinghouse, or equipment failure or other emergency wherein BANK ONE and/or its agent processor has been unable to process inclearings from the Federal Reserve Bank of Cleveland or such clearinghouse.

			(h)	BANK ONE shall, not earlier than the time of procurement
of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than twenty days prior to the Closing Date, notify all depositors of the
Offices and all borrowers of any Office Loan by letter
acceptable to Peoples, produced in, if appropriate, several
similar, but different forms calculated to provide necessary and specific information to the owners of particular types of
accounts and/or loans, of Peoples's pending assumption of the
Deposit Liabilities and acquisition of the Office Loans
hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain BANK ONE deposit-related services and/or BANK ONE's debit card and automatic teller
machine services, will be terminated.  The expenses of the
printing, processing and mailing of such letter notices shall be borne by BANK ONE.

			(i)	For a period of sixty (60) days after the Closing Date,
BANK ONE will forward to Peoples, within two (2) business days of receipt, loan payments received by BANK ONE with respect to the Office Loans.  Peoples will forward, within two (2) business days of receipt payments received by Peoples with respect to any loans not assigned to Peoples under this Agreement.  Peoples and
BANK ONE further agree to refer customers to the offices of the other when such customers present payments over the counter to the party not holding their respective loan.


 		7.03  	Overdrafts and Transitional Action.  Overdrafts paid on
the Deposit Accounts with respect to ledger dates after the Closing Date will be the responsibility and risk of Peoples.
Overdrafts approved with respect to ledger dates more than four
(4) business days prior to the Closing Date will be the responsibility and risk of BANK ONE. Overdrafts approved with respect to ledger dates during the period beginning four (4) business days prior to the Closing Date through the Closing
Date, inclusive, will initially be the responsibility and risk of Peoples (other than overdrafts of customers who are specifically identified in writing by Peoples to BANK ONE not less than four (4) business days prior to the Closing Date);
provided, however, that Peoples shall have the right to retransfer any such overdrafts back to BANK ONE for BANK ONE's responsibility and at its risk within six (6) days following the Closing Date, and BANK ONE will repurchase all rights in respect of such overdrafts from Peoples for the amount of each such overdraft outstanding at the time it is retransferred back to BANK ONE less the amount of the Acquisition Consideration paid by Peoples to BANK ONE attributable to such overdrafts;
provided, however, that Peoples shall have closed all accounts on which each such overdraft exists not later than the date of such retransfer.


 		7.04  	ATMs.

			(a)	Within ten (10) business days following the date of this
Agreement, BANK ONE shall provide Peoples all automated customer and account data related to the purchased ATM accounts,
including all transaction history available over the last twelve
(12) months related to the accounts in generic form which are machine readable on IBM equipment or which shall be on EBCDIC format eithteen or thirty-six track 3480 cartridges
(non-compressed data and fixed length records. As format
description of all data fields with field definitions must
accompany the data. The information on these tapes must contain, but is not limited to, customer name, address, card number, card status (open, closed or blocked), personal identification number
("PIN"), withdrawal limits, the Deposit Accounts activated by, accessible to or committed to such cards, issue dates and/or open dates, last transaction dates, expiration dates and social security numbers as to all ATM cards issued to customers of the
BANK ONE Offices  processor to deactivate the operation of the
BANK ONE ATM Cards completely or to deactivate or disconnect the
Deposit Accounts from such BANK ONE ATM Cards no later than the business day cutoff on the date prior to the Closing Date so that all activity generated by the BANK ONE ATM Cards shall have settled prior to the Closing Date.  All transactions and
activity related to the BANK ONE ATM Cards following the Closing
Date which are received or forwarded to BANK ONE will be
returned by BANK ONE to its processor for forwarding to Peoples or will be accepted and forwarded by BANK ONE to Peoples along with all corresponding funds.  BANK ONE thereafter agrees to immediately notify its processor to deactivate such ATM Cards and to forward all transactions related thereto directly to
Peoples.

			(b)	BANK ONE agrees to deactivate the ATMs located at the
Offices on or before the business day cutoff on the day prior to the Closing Date.  Thereafter, Peoples shall reconfigure the
ATMs to its standards for activation after the business day
cutoff on the Closing Date.

			(c)	Peoples and BANK ONE agree to cooperate with each other
to assure that all transactions originated through the ATM or originated with the ATM Cards prior to or on the Closing Date shall be for the account of BANK ONE and all transactions
originated after the Closing Date shall be for the account of
Peoples.  A post closing adjustment shall be made in the manner set forth in Section 6.04 hereof to reflect all such
transactions which cannot be reasonably calculated as of the
Closing.


 		7.05  	Effect of Transitional Action.  Except as and to the
extent expressly set forth in this Article 7, nothing contained in this Article 7 shall be construed to be an abridgment or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article 7.


8. GENERAL COVENANTS AND INDEMNIFICATION.
   --------------------------------------

 		8.01  	Confidentiality Obligations of Peoples.  From and after
the date hereof, Peoples and its affiliates and parent company shall treat all information received from BANK ONE concerning the business, assets, operations, and financial condition of BANK ONE (including without limitation the Offices), as confidential, unless and to the extent that Peoples can demonstrate that such information was already known to Peoples and its affiliates, if any, or in the public domain or received from a third person not known by Peoples to be under any obligation to BANK ONE; and Peoples shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, Peoples shall, and shall cause its affiliates, if any, to, promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of BANK ONE in connection with the transactions contemplated hereby. The covenants of Peoples contained in this Section 8.01 are of the essence and shall survive any termination of this Agreement, but shall terminate at the Closing, if it occurs, with respect to any information that is limited solely to the activities and transactions of the Offices; provided, however, that neither Peoples nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.01 if Peoples shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by BANK ONE that all information provided to Peoples related to this purchase and assumption transaction may be provided to Peoples's affiliates for the purpose of consummating the transaction which is the subject of this Agreement.


 		8.02  	Confidentiality Obligations of BANK ONE.  From and after
the date hereof, BANK ONE, its affiliates and its parent corporation shall treat all information received from Peoples concerning Peoples's business, assets, operations, and financial condition as confidential, unless and to the extent BANK ONE can demonstrate that such information was already known to BANK ONE or its affiliates or in the public domain, and BANK ONE shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, BANK ONE shall promptly return all documents and workpapers containing, and all copies of, any such information
(so required to be treated as confidential) received from or on behalf of Peoples in connection with the transactions contemplated hereby. The covenants of BANK ONE contained in this Section 8.02 are of the essence and shall survive any termination of this Agreement; provided, however, that BANK ONE nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.02 if BANK ONE shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by Peoples that all information provided to BANK ONE related to this purchase and assumption transaction may be provided to Banc One Corporation and BANK ONE's affiliates for the purpose of consummating the transaction which is the subject of this Agreement.


 		8.03	  Indemnification by BANK ONE.  From and after the Closing
Date, BANK ONE shall indemnify, hold harmless, and defend
Peoples from and against all claims, losses, liabilities, demands and obligations, including without limitation reasonable attorneys' fees and expenses, which People's may receive, suffer, or incur arising out of any actions, suits, or proceedings commenced prior to the Closing (other than proceedings to prevent or limit the consummation of the Acquisition) relating to operations at the Offices and/or the Deposit Liabilities or Office Loans of the Offices; and BANK ONE shall further indemnify, hold harmless, and defend Peoples from and against all losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits, or proceedings commenced on or after the Closing to the extent the same relate to operations at the Offices and/or the Deposit
Liabilities or Office Loans prior to the Closing. The obligations of BANK ONE under this Section 8.03 shall be contingent upon Peoples giving BANK ONE written notice (i) of receipt by Peoples of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this Section 8.03, including copies thereof, and
(ii) of the assertion of any claim or demand relating to the operation of the Offices and/or the Deposit Liabilities or Office Loans prior to the Closing, including, to the extent known to Peoples, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen days of the receipt by Peoples of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. BANK ONE shall have the right to take over Peoples's defense in any such actions, suits, or proceedings through counsel selected by BANK ONE, to compromise and/or settle the same and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein. The obligations of BANK ONE pursuant to this Section 8.03 shall survive the Closing.


 		8.04  	Indemnification by Peoples.  From and after the Closing
Date, Peoples shall indemnify, hold harmless and defend BANK ONE from and against all claims, losses, liabilities, demands and obligations, including without limitation reasonable attorneys' fees and operating expenses which BANK ONE may receive, suffer, or incur in connection with (i) any losses incurred by BANK ONE related to BANK ONE's compliance with instructions from Peoples made pursuant to Section 7.04 of this Agreement and not related to any negligence or malfeasance on the part of BANK ONE and
(ii) operations and transactions occurring after the Closing and which involve the Assets transferred, the Deposit Liabilities or Office Loans and the other obligations and liabilities assumed pursuant to this Agreement. The obligations of Peoples under this Section 8.04 shall be contingent upon BANK ONE giving
Peoples written notice (i) of the receipt by BANK ONE of any process and/or pleadings in or relating to any actions, suits or proceedings of the kinds described in this Section 8.04, including copies thereof, and (ii) of the assertion of any claim or demand relating to the Assets transferred to and/or the Deposit Liabilities or Office Loans and the other obligations and liabilities assumed by Peoples on or after the Closing, including, to the extent known to BANK ONE, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen
(15) days of the receipt by BANK ONE of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. Peoples shall have the right to take over BANK ONE's defense in any such actions, suits, or proceedings through counsel selected by Peoples, to compromise and/or settle the same and to prosecute any available appeals or review of any adverse judgment or ruling that may be entered therein. The obligations of Peoples pursuant to this Section
8.04 shall survive the Closing.


 		8.05  	Solicitation of Customers by Peoples Prior to Closing.
At any time prior to the Closing Date, Peoples will not, and will not permit any of its affiliates, if any, to conduct any marketing, media or customer solicitation campaign which is specifically targeted to induce customers whose Deposit Account liabilities are to be assumed or Office Loans are to be acquired by Peoples pursuant to this Agreement to discontinue their account relationships with BANK ONE, except as may occur in connection with advertising or solicitations directed to the public generally. Additionally, at any time prior to the Closing, Peoples shall not offer to pay on any transaction accounts or any new or renewal savings accounts or certificates of deposits, rates of interest greater than those offered or then being paid on similar accounts for like term and amount by the main office and all Washington County, Ohio offices of Peoples.


 		8.06  	Solicitation of Customers by BANK ONE After the Closing.
From the date of this Agreement and for three (3) years following the Closing Date, BANK ONE will not, and BANK ONE will not permit any of its affiliates, including the directors, officers, employees or principal shareholders of BANK ONE, to directly compete for or solicit deposit accounts from customers whose Deposit Liabilities and/or Office Loans are assumed or acquired by Peoples pursuant to this Agreement, except as may occur in connection with (i) advertising or solicitations directed to the public generally, (ii) solicitations outside
Meigs County and Gallia County, Ohio and (iii) BANK ONE customers with a banking relationship with BANK ONE at offices other than the Offices as of the Closing Date.


 		8.07  	Further Assurances.  From and after the date hereof, each
party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Without limiting the foregoing, BANK ONE agrees to execute and deliver such deeds, bills of sale, acknowledgments, and other instruments of conveyance and transfer as, in the reasonable judgment of Peoples, shall be necessary and appropriate to vest in Peoples the legal and equitable title to the Assets of BANK ONE being conveyed to Peoples hereunder. The covenants of each of the parties hereto pursuant to this Section
8.07 shall survive the Closing.


 		8.08  	Operation of the Offices.  Except as otherwise provided
in this Agreement, neither BANK ONE, its subsidiaries, affiliates or parent corporation shall be obligated to provide for any managerial, financial, business, or other services to the Offices, including without limitation any personnel, employee benefit, data processing, accounting, risk management, or other services or assistance that may have been provided to the Offices prior to the close of business on the Closing Date, and Peoples shall take such action as may in its judgment appear to be necessary or advisable to provide for the ongoing operation and management of, and the provision of services and assistance to, the Offices after the Closing Date. As soon as possible after the Closing Date, Peoples shall change the legal name of the Offices and, except for any documents or materials in possession of the customers of the Offices (including but not limited to deposit tickets and checks), shall not use and shall cause the Offices to cease using any signs, stationery, advertising, documents, or printed or written materials that refer to the Offices by any name that includes the words "BANK
ONE" or "BANC ONE." Preceding the Closing, BANK ONE shall cooperate with any reasonable requests of Peoples directed to obtaining specifications for the procurement of new signs of Peoples's choosing so that Peoples is in a position to install new signs immediately following the close of business on the Closing Date; provided, however, that Peoples's receipt of all sign specifications shall be obtained by Peoples in a manner that does not significantly interfere with the normal business activities and operations of the Offices, and further provided that the procurement of all new signs shall be at the sole and exclusive expense of Peoples. As indicated in Section 1.02(c), BANK ONE will retain its signs located at the Offices. If removed by Peoples in conjunction with its installation of new signs, Peoples shall obtain BANK ONE's approval for such removal and shall insure that said signs are removed without damaging them. It is understood by the parties hereto that, with the exception of the signs themselves, all mounting facilities for the signs shall be considered as fixtures or as part of the Fixed Assets.


 		8.09  	Information After Closing.  For a period of seven (7)
years following the Closing, upon written request of BANK ONE to Peoples or Peoples to BANK ONE, as the case may be, such requested party shall provide the requesting party with reasonable access to, or copies of, information and records relating to the Offices which are then in the possession or control of the requested party reasonably necessary to permit the requesting party or any of its subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Offices prior to Closing. In the event of any such requests, the requesting party shall reimburse the requested party for the reasonable costs of the requested party related to such request.


	 	8.10  	Survival of Covenants.  The obligations and covenants of
the parties under this Section 8 shall survive the Closing.


 		8.11	  Individual Retirement Accounts.  All Individual
Retirement Accounts related to the Offices that shall not have become IRAs by the close of business on the 30th day following the Closing shall not be assigned by BANK ONE to Peoples or assumed by Peoples. BANK ONE may thereafter, at its option, elect to retain such Individual Retirement Accounts, advise the account holders that it has withdrawn its resignation as custodian or transfer the amount in such Individual Retirement
Accounts to the account holders.



9. TERMINATION.
   ------------

 		9.01  	Termination by Mutual Agreement.  This Agreement may be
terminated and the transactions contemplated hereby may be abandoned by mutual consent of the parties authorized by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of each of BANK ONE and Peoples.


 		9.02  	Termination by BANK ONE.  This Agreement may be
terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of BANK ONE:

			(a)	in the event of a material breach by Peoples of this
Agreement; or

			(b)	in the event any of the conditions precedent specified in
Section 5.01 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been
waived by BANK ONE; or

			(c)	in the event any regulatory approval required for
consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to BANK ONE, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained; or

			(d)	on or after June 30, 1996 if the Closing has not then
occurred.


 		9.03	  Termination by Peoples.  This Agreement may be terminated
and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the
Executive Committee of such Board, if so empowered) of Peoples:

			(a) in the event of a material breach by BANK ONE of this Agreement; or

			(b)	in the event any of the conditions precedent specified in
Section 5.02 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been
waived by Peoples; or

			(c)	in the event any regulatory approval required for
consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to Peoples, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained; or


			(d)	on or after June 30, 1996 if the Closing has not then
occurred.


 		9.04  	Effect of Termination.  The termination of this Agreement
pursuant to Sections 9.02 or 9.03 of this Article 9 shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) a breach of any provision of this Agreement occurring prior to the termination hereof or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party to the extent that such failure of timely satisfaction is attributable to the actions or inactions of such party.


10. MISCELLANEOUS PROVISIONS.
    -------------------------

 		10.01	 Expenses.  Except as and to the extent specifically
allocated otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated.


 		10.02 	Certificates.  All statements contained in any
certificate ("Certificate") delivered by or on behalf of BANK
ONE or Peoples pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate hereunder. Each such Certificate shall be executed on behalf of the party delivering the Certificate by duly authorized officers of such party.

 		10.03 	Termination of Representations and Warranties.  The
respective representations and warranties of BANK ONE and Peoples contained or referred to in this Agreement or in any Certificate, schedule, or other instrument delivered or to be delivered pursuant to this Agreement shall terminate at the Closing, except for:

			(a)	those representations and warranties contained in any
warranty deeds delivered by BANK ONE to Peoples at the Closing;

			(b)	those representations and warranties contained in any
bill of sale relating to the Assets delivered by BANK ONE to
Peoples at Closing;

			(c)	those representations and warranties contained in any
instrument of assumption or in any Certificate in the forms of
Schedule I and Schedule O, respectively, attached hereto and delivered by Peoples to BANK ONE at the Closing;

			(d)	those representations and warranties contained in any
Certificate in the form of Schedule K attached hereto, delivered by BANK ONE to Peoples at the Closing; and

			(e)	those representations and warranties of BANK ONE
contained in Section 3.01(o) of this Agreement.


 		10.04 	Waivers.  Each party hereto, by written instrument
signed by duly authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument:

			(a)	any inaccuracies in the representations or warranties of
the other party contained or referred to in this Agreement or in any document delivered pursuant hereto;

			(b)	compliance with any of the covenants or agreements of the
other party contained in this Agreement;

			(c)	the performance (including performance to the
satisfaction of a party or its counsel) by the other party of such of its obligations set out herein; and

			(d)	satisfaction of any condition to the obligations of the
waiving party pursuant to this Agreement.


 		10.05 	Notices.  All notices and other communications hereunder
may be made by mail, hand-delivery or by courier service and notice shall be deemed to have been given when received;
provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery.

   If to BANK ONE:

1.	   Bank One, Athens, National Association
      Attention: Larry Headlee
 				 125 Putnam Street
 				 Marietta, Ohio 45750

			With a copy to:

  				BANC ONE CORPORATION
  				Attention:  Steven A. Bennett
  				Senior Vice President
  				100 East Broad Street
  				Columbus, Ohio  43271-0158

			If to Peoples:

	  			The Peoples Bank and Trust Company of Marietta, Ohio
  				Attention: Robert E. Evans
  				P.O. Box 738
  				Marietta, Ohio   45750

			With a copy to:

  				Peoples Bancorp, Inc.
  				Attention: C. R. Hunsaker
  				P.O. Box 738
  				Marietta, Ohio    45750


 		or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.


	 	10.06 	Parties in Interest:  Assignment; Amendment.  This
Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successors and assigns.


		 10.07 	Headings.  The headings, table of contents, and index to
defined terms (if any) used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.


 		10.08 	Terminology.  The specific terms of art that are defined
in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each Schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such Schedule):

			(a)	The term "business day" shall mean any day other than a
Saturday, Sunday, or a day on which Peoples is closed in
accordance with the laws of the State of Ohio or the United
States of America.  Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day
following.

			(b)	The term "affiliate" shall mean, with respect to any
person, any other person directly or indirectly controlling, controlled by or under common control with such person.

			(c)	The term "Permitted Exceptions" shall mean, with respect
to the Owned Real Estate, (i) those five standard exceptions appearing as Schedule B items in a standard ALTA owners or
leasehold title insurance policy, and any other exceptions,
restrictions, easements, rights of way, and encumbrances
referenced in the Title Commitment delivered by BANK ONE to
Peoples as indicated in Section 2.01(c) of this Agreement; (ii)
statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; (iii) such other liens, imperfections in title, charges, easements,
restrictions, and encumbrances (but in all cases of Owned Real
Estate excluding those which secure borrowed money) which,
individually and in the aggregate, do not materially detract from the value of, or materially interfere with the present use of, any property subject thereto or affected thereby; and (iv)
such other exceptions as are approved by Peoples in writing.

			(d)	The term "person" shall mean any individual, corporation
partnership, limited liability company, association, trust, or other entity, whether business, personal, or otherwise.

			(e)	Unless expressly indicated otherwise in a particular
context, the terms "herein," "hereunder," "hereto," "hereof,"
and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules, or
subsections of this Agreement.  Unless expressly indicated
otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to
designated portions of this Agreement (but do not refer to
portions of any Schedule unless such Schedule is specifically referenced) and do not refer to any other document.

			(f)	The term "subsidiary" shall mean a corporation,
partnership, limited liability company, joint venture, or other business organization more than 50% of the voting securities or interests in which are beneficially owned or controlled by the indicated parent of such entity.


 		10.09 	Flexible Structure.  References in this Agreement to
federal or state laws or regulations, jurisdictions, or chartering or regulatory authorities shall be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic, and regulatory conditions. Without limiting the foregoing, in the event BANK ONE and Peoples agree in writing to alter the legal structure of the Acquisition contemplated by this Agreement references in this Agreement to such laws, regulations, jurisdictions, and authorities shall be deemed to be altered to reflect the laws, regulations, jurisdictions, and authorities that are applicable in light of such change.


 		10.10 	Press Releases.  BANK ONE and Peoples shall approve the
form and substance of any press release of any matters relating to this Agreement issued by the other.


 		10.11 	Entire Agreement.  This Agreement supersedes any and all
oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof.
All schedules, exhibits, and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.


 		10.12 	Governing Law.  This Agreement shall be governed by, and
construed in accordance with, the laws of the State of Ohio and the National Banking Laws of the United States.


 		10.13 	Counterparts.  This Agreement may be executed in several
counter- parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


 		10.14	 Tax Matters.  Peoples and BANK ONE agree that they will
file applicable tax returns and other related schedules and documents based on the allocations in this Agreement.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.


                                  Bank One, Athens,
ATTEST:	                          National Association

/s/ EARL D. WESTBROOK	            By:	/s/ LARRY HEADLEE
Earl D. Westbrook	                    Larry Headlee
                                 	Its:  Chairman and CEO


ATTEST:	                          The Peoples Bank and Trust Company
                                  of Marietta, Ohio

/s/ CHARLES R. HUNSAKER	          By:	/s/ ROBERT E. EVANS
Charles R. Hunsaker  	                Robert E. Evans
                                 	Its:	Chairman and CEO



SUPPLEMENTAL INFORMATION TO THE "OFFICE PURCHASE AND ASSUMPTION
AGREEMENT" BETWEEN PEOPLES BANK AND BANK ONE, ATHENS, N.A.
- ---------------------------------------------------------------

THE COMPANY WILL FURNISH SUPPLEMENTAL INFORMATION TO THE
COMMISSION UPON REQUEST THE FOLLOWING OMITTED EXHIBITS AND
SCHEDULES TO THE OFFICE PURCHASE AND ASSUMPTION AGREEMENT
BETWEEN PEOPLES BANK AND BANK ONE, ATHENS, N.A.


Schedule A:	Description of Owned Real Estate.

Schedule B:	Description of Leased Real Estate and Third Party Lease.

Schedule C:	Furniture, Fixtures and Equipment.

Schedule D:	Assumed Contracts.

Schedule E:	List of Leases, Safekeeping Items and Agreements.

Schedule F:	Form of Individual Retirement Custodial Account
            Agreement and Amended and Restated Individual Retirement Account Disclosure Statement.

Schedule G:	Deposit Accounts.

Schedule H:	Office Loans.

Schedule I:	Certification of Peoples Bank.

Schedule J:	Form of Opinion of Counsel for Peoples Bank.

Schedule K:	Certification of Bank One, Athens, N.A.

Schedule L:	Form of Opinion of Counsel for Bank One, Athens, N.A.

Schedule M:	Assignment, Transfer and Appointment of Successor
            Custodian for IRAs.

Schedule N:	Form of Assignment of Office Loans, Notes,
            Agreements and Pledge.

Schedule O:	Form of Instrument of Assumption.

Schedule P:	Form of Preliminary Settlement Statement.

Schedule Q:	Form of Final Settlement Statement.